Exhibit 99.2

Matternet, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	As of
	March 31,	September 30,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$4,633,636	$294,411
Accounts receivable, net	7,420	60,002
Prepaid expenses and other current assets	625,824	600,114
Total current assets	5,266,880	954,527
Property and equipment, net	968,710	620,497
Right-of-use assets, net	482,323	678,426
Other non-current assets	92,656	55,071
Total assets	6,810,569	2,308,521

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$549,473	$537,445
Accrued expenses	894,807	376,553
Accrued interest payable	130,038	-
Deferred revenue	271,727	125,852
Notes payable, net	4,176,510	4,176,510
Convertible debt, net	3,938,834	-
Operating lease liability, current	487,367	576,940
Warrant liability	1,340,028	614,680
Derivative liability	2,044,103	-
Total current liabilities	13,832,887	6,407,980
Operating lease liability, non-current	-	103,504
Total liabilities	13,832,887	6,511,484

Commitments and contingencies (Note 11)

Redeemable convertible preferred stock; 21,987,039 shares authorized; 8,688,830 and 18,994,952 issued and outstanding as of March 31, 2026 and September 30, 2025, Liquidation value of $43,039,186 and $91,397,911 as of March 31, 2026 and September 30, 2025, respectively	66,878,708	115,711,805

Stockholders’ deficit:
Common stock non-voting par value $0.0001; 1,000,000 shares authorized; 736,647 and 0 shares issued and outstanding as of March 31, 2026 and September 30, 2025	74	-
Common stock par value $0.0001; 39,000,000 shares authorized; 6,322,279 and 6,322,254 shares issued and outstanding as of March 31, 2026 and September 30, 2025	632	632
Additional paid-in capital	63,913,973	10,732,275
Accumulated deficit	(137,815,705)	(130,647,675)
Total Stockholders’ deficit	(73,901,026)	(119,914,768)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$6,810,569	$2,308,521

See accompanying notes to these condensed consolidated financial statements.

Matternet, Inc.

Condensed Consolidated Statements of Operations for the six months ended March 31, 2026 and 2025

(Unaudited)

	Six Months Ended March 31,
	2026	2025
Revenues	$134,125	$131,625
Cost of revenues	193,614	124,964
Gross profit (loss)	(59,489)	6,661

Operating expenses:
Research and development	2,170,843	1,630,993
General and administrative	4,253,318	2,312,367
Sales and marketing	266,808	108,847
Total operating expenses	6,690,969	4,052,207

Loss from operations	(6,750,458)	(4,045,546)

Other income (expense):
Interest expense (non-cash)	(296,691)	(1,610,540)
Interest expense	(677,604)	(507,600)
Change in fair value of derivative liabilities	-	1,306,244
Change in fair value of warrant liabilities	(725,348)	(84,811)
Other income (expense)	1,285,661	349,411
Total Other income (expense)	(413,982)	(547,296)
Net loss before income taxes	(7,164,440)	(4,592,842)
Income tax provision	3,590	7,892
Net loss	$(7,168,030)	$(4,600,734)
Net loss per common share - basic and diluted	$(1.03)	$(0.83)
Weighted-average shares used in computing basic and diluted net loss per share	$6,933,428	$5,521,098

See accompanying notes to these condensed consolidated financial statements.

Matternet, Inc.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the six months ended March 31, 2026 and 2025

(Unaudited)

	Redeemable Convertible Preferred Stock		Common Stock Non-Voting		Common Stock		Additional paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Deficit	Deficit
Balance at September 30, 2024	16,710,948	$83,320,617	-	$-	5,521,098	$552	$4,221,418	$(99,661,084)	$(95,439,114)
Net loss			-	-	-	-	-	(4,600,734)	(4,600,734)
Forgiveness on convertible preferred stock	1,902,086	(5,000,000)	-	-	-	-	5,000,000	-	5,000,000
Stock-based compensation expense			-	-	-	-	361,759	-	361,759
Balance at March 31, 2025	18,613,034	$78,320,617	-	$-	5,521,098	$552	$9,583,177	(104,261,818)	$(94,678,089)

	Redeemable Convertible Preferred Stock		Common Stock Non-Voting		Common Stock		Additional paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Deficit	Deficit
Balance at September 30, 2025	18,994,952	$115,711,805	-	$-	6,322,254	$632	$10,732,275	$(130,647,675)	$(119,914,768)
Net loss			-	-	-	-	-	(7,168,030)	(7,168,030)
Issuance of preferred stock in connection with Series B-3 offering (cash)	701,349	3,899,698	-	-	-	-	-	-	-
Options exercised	-	-	-	-	25	-	-	-	-
Warrants exercised for shares	-	-	2,836	-	-	-	-	-	-
Conversion of preferred stock to common stock	(11,007,471)	(52,732,795)	733,811	74	-	-	52,732,326	-	52,732,400
Stock-based compensation expense	-	-	-	-	-	-	449,372	-	449,372
Balance at March 31, 2026	8,688,830	$66,878,708	736,647	$74	6,322,279	$632	$63,913,973	$(137,815,705)	$(73,901,026)

See accompanying notes to these condensed consolidated financial statements

Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 2026 and 2025

(Unaudited)

Cash flows from operating activities:
Net loss	$(7,168,030)	$(4,600,734)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	126,504	51,426
Operating lease right-of-use assets amortization	281,839	176,001
Gain on retirement of property, plant, and equipment	(69,513)	(775)
(Gain) loss on remeasurement of warrant liabilities	725,348	84,811
Loss on remeasurement of derivative liabilities	-	(1,306,244)
Amortization of debt issuance costs	66,417	13,315
Amortization of debt discount	296,691	1,610,540
Stock-based compensation expense	449,372	361,759
Changes in Operating Assets and Liabilities:
Accounts receivable	52,582	(92,648)
Prepaid expenses and other current assets	(25,703)	90,256
Other non-current assets	(37,586)	-
Accounts payable	12,029	(25,416)
Accrued expenses	512,270	(30,729)
Accrued interest payable	130,038	394,285
Deferred revenue	145,875	275,170
Operating lease liabilities	(278,812)	(188,451)
Net cash used in operating activities	(4,780,679)	(3,187,434)
Cash flows from investing activities:
Purchase of property, plant, and equipment	(405,203)	(3,293)
Net cash used in investing activities	(405,203)	(3,293)
Cash flows from financing activities
Proceeds from convertible notes	6,000,000	400,000
Proceeds from note payable	-	2,000,000
Proceeds from issuance of Series B-3 preferred stock, net of debt issuance costs	3,899,698	-
Payment of debt issuance fees	(374,591)	(21,500)
Net cash provided by financing activities	9,525,107	2,378,500
Net change in cash and cash equivalents	4,339,225	(812,227)
Cash and cash equivalents balance, beginning of period	294,411	1,414,866
Cash and cash equivalents balance, end of period	$4,633,636	$602,639

Supplemental disclosure of cash flow information
Cash paid for income taxes	$-	$-
Cash paid for interest	$547,866	$188,477

Supplemental disclosure of non-cash investing and financing activities:
Forgiveness on convertible preferred stock	$-	$5,000,000
Warrants issued in connection with notes payable	$-	$95,291
Conversion of redeemable convertible preferred stock for non-voting common stock	$52,732,400	$-
Embedded derivative discount on convertible notes	$2,044,103	$-

See accompanying notes to these condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Nature of Operations and Business

Matternet, Inc. (the “Company”) is a Delaware corporation headquartered in Mountain View, California, founded in 2011 as a developer of commercial drone delivery systems for urban and suburban environments. The Company designs, builds, and operates autonomous drone networks that enable ultra-fast, low-cost, and zero-emission package delivery across healthcare, commerce, and logistics sectors.

The Company’s integrated platform includes autonomous drones, landing stations, and a cloud-based logistics platform that provides an end-to-end autonomous aerial delivery service for healthcare, e-commerce, and logistics organizations. In addition, the Company expanded into home delivery, launching a consumer drone delivery service.

2. Summary of Significant Accounting Policies

Going Concern and Management Plans

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company sustained net losses of $7,168,030 and $4,600,734 during the six months ended March 31, 2026 and 2025, respectively, and had cash used in operations of $4,780,679 during the six months ended March 31, 2026. The Company requires additional capital to operate and expects losses to continue for the foreseeable future. These factors raise substantial doubts about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern until it reaches profitability is dependent upon its ability to generate cash from operating activities and to raise additional capital to fund operations. Management plans to raise additional capital to fund operations through debt and/or equity financings. Our failure to raise additional capital could have a negative impact on not only our financial condition but also our ability to execute our business plan. No assurance can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company may not be able to obtain financing on acceptable terms, or at all.

Basis of Presentation and Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the SEC applicable to interim period financial statements and do not include all of the information and disclosures required by accounting principles generally accepted in the United States (“GAAP”) for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and the results of operations for the periods presented. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended September 30, 2025. Interim results are not necessarily indicative of the results that may be expected for a full year.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to the valuation of common stock and related stock-based compensation, warrant liabilities, and derivative liabilities. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments, consisting principally of cash and cash equivalents, are potentially subject to credit risk concentration. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be credit-worthy, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

A significant portion of our revenue is concentrated with a limited number of customers. Customer A accounted for approximately 100% of revenue for the six months ended March 31, 2026 and 2025, respectively.

A significant portion of our accounts receivable are concentrated with a limited number of customers. Customer B accounted for approximately 0% and 82% of accounts receivable for the six months ended March 31, 2026 and September 30, 2025, respectively.

The loss of one more of these customers would have a material impact on the Company’s operations.

Fair value measurement

Certain assets and liabilities of the Company are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

●	Level 2— Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets and liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s accounts receivable, prepaid expenses and accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

See Note 4 for additional information regarding fair value measurements.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common stock and whether the instrument holders could potentially require net cash settlement in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and, for liability-classified warrants, at each reporting period end date while the warrants are outstanding. The warrants are revalued on each subsequent balance sheet date until such instruments are exercised or expired, with any changes in the fair value between reporting periods recorded in the statements of operations.

Classification of Redeemable Convertible Preferred Stock

The Company has applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified its Redeemable Convertible Preferred Stock as temporary equity. The Redeemable Convertible Preferred Stock was recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition or sale of all or substantially all of the Company’s assets, the convertible preferred stock would have become redeemable at the option of the holders.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments when specified criteria are met, unless an exception applies for conventional host instruments. The Company evaluates its convertible instruments, options, warrants or other contracts to determine whether embedded components require separate derivative accounting under ASC 815, Derivatives and Hedging (“ASC 815”). The result of this accounting treatment is that the fair value of the derivative is marked-to-market at each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statements of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity and subsequently become subject to reclassification under ASC 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. We estimate the volatility of common stock on the date of grant based on the weighted-average historical stock price volatility of our own shares or comparable publicly traded companies in our industry group. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield reflects the Company’s history of not paying cash dividends on common stock and its expectation that it will not pay cash dividends in the foreseeable future. Forfeitures are recognized as incurred. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Revenue recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is measured based on the amount that reflects the consideration we expect to receive, which is based on the amount specified in the contract with our customer. Revenue is recognized when the performance obligations under the terms of the contract are satisfied, which generally occurs as control of the promised goods or services is transferred to customers. If appropriate under ASC 606, we allocate the transaction price to individually distinct performance obligations based on the relative standalone selling prices of the distinct good or service. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company recognizes revenue from its enterprise platform access over time based on the contract term. The Company accounts for its arrangements as a single, integrated performance obligation representing stand-ready access to and/or operation of a drone logistics network and related support services over the contractual service period. The Company primarily recognizes revenue over time, as the customer simultaneously receives and consumes the benefits of the Company’s stand-ready and operational services throughout the service term.

The Company recognizes revenue from its delivery as a service over time based on the contract term. The Company accounts for its managed delivery services as a single, integrated performance obligation representing the design, deployment, and operation of a drone delivery network, including related support activities such as maintenance, reporting, training, payload development, and planning.

Service fees that have been invoiced or paid but performance obligations have not been met are recorded as deferred revenue. As of March 31, 2026 and September 30, 2025, the Company had $271,727 and $125,852, respectively, in deferred revenue pertaining to customer operated and managed delivery services.

Cost of Revenue

Cost of revenue consists primarily of depreciation allocated to drone assets, direct labor, and other direct costs related to data, software, and services required for the drones to operate as intended.

The Company allocates the portion of depreciation expense recognized during each period based on a straight line methodology over the life of the drone assets.

Direct labor costs are allocated to cost of revenue based on departments or resource with direct contact involvement. Each contract is assessed to determine which personnel will be directly involved in delivery of performance obligations. Direct labor typically includes roles in fleet management, hardware operations, and software engineering.

General and Administrative Expense

General and administrative expenses represent costs incurred for general and administrative functions, which primarily consists of personnel compensation costs, including stock-based compensation for executive management and administrative functions, including finance and accounting, legal, and human resources, as well as general corporate expenses and general insurance. These costs are expensed as incurred.

Research and development

Research and development expenses represent costs incurred for research and development functions, which consists primarily of personnel compensation costs, including stock-based compensation, for employees in engineering, design and product development, and prototype materials (hardware and software) costs incurred during the product design process. Substantially all of the Company’s research and development expenses are related to developing new products and services, improving existing products and services, and developing product production processes. These costs are expensed as incurred. Research and development costs were $2,170,843 and $1,630,993 for the years ended March 31, 2026 and 2025.

Employee Retention Credit

During the six months ended March 31, 2026, the Company recognized Employee Retention Credit (“ERC”) funds under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act totaling $1,088,324.

The Company accounted for the ERC as government assistance and recognized the funds when management determined that the qualifying conditions had been substantially met and collection was reasonably assured. Amounts recognized under the program are included in other income in the condensed statements of operation.

Net loss per share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the weighted average number of shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities were anti-dilutive as of March 31 2026 and 2025, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of March 31, 2026 and 2025 were stock options which were 5,259,486 and 4,763,658 respectively. Also, for the 6 months ended March 31, 2026 and 2025, the Company had convertible preferred stock of 8,688,830 and 14,808,862, respectively, that is deemed potentially dilutive. Additionally, for the 6 months ended March 31, 2026 and 2025, the Company had convertible notes that were convertible into an indeterminate number of shares.

Recent Accounting Pronouncements

Changes to U.S. GAAP are established by the Financial Accounting Standards Board (FASB), in the form of an Accounting Standards Updates (ASU), to the FASB’s ASC. The Company will adopt these changes according to the various timetables the FASB specifies. There were no recently adopted accounting standards which had a material impact on the Company’s consolidated financial position, results of operations, changes in stockholders’ equity and cash flows.

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses,” which requires the disaggregation of certain expenses in the notes of the financial statements to provide enhanced transparency into the expense captions presented on the face of the statements of operations. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, and may be applied either prospectively or retrospectively. Early adoption is permitted. The adoption will require certain additional disclosure in the notes to the Company’s consolidated financial statements.

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets,” which provides a practical expedient for entities to estimate expected credit losses on current accounts receivable and current contract assets arising from revenue transactions accounted for under ASC 606. ASU 2025-05 is effective for the Company for annual periods beginning after December 15, 2025, and interim periods within those annual periods. The Company is evaluating the impact of this standard on its financial statements and related disclosures.

In September 2025, the FASB issued ASU 2025-06, “Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software,” which removes all references to prescriptive and sequential software development stages and establishes new criteria for the capitalization of internal-use software costs. ASU 2025-06 is effective for annual periods beginning after December 15, 2027, and interim periods within annual periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements and disclosures.

3. Revenue

Revenue is generated from the Company’s operations in the United States and Europe. The following table presents our revenues disaggregated by service type. This level of disaggregation takes into consideration how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors:

	Six Months Ended
	March 31,
	2026	2025
Enterprise Platform Access	$134,125	$131,625
Delivery-as-a-Service	-	-
Total revenue	$134,125	$131,625

Enterprise Platform Access

The Company generates revenue by providing customers access to its integrated drone platform and related operational infrastructure, including aircraft availability, cloud-based software access, tooling and spare parts, maintenance, support, training, and reporting services, which enable customers to perform delivery operations using the Company’s technology.

Delivery-as-a-Service

The Company generates revenue by installing, operating, and managing drone delivery networks on behalf of customers, including providing remote piloting, ground operations, system maintenance, cloud platform access, reporting, training, and operational support services

4. Fair Value Measurements

Assets Measured at Fair Value on a Recurring Basis

The following tables present the Company’s financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2026 and September 30, 2025:

			Fair Value Measurements
			as of March 31, 2026
	Level 1	Level 2	Level 3	Total
Financing warrants	$-	$-	$1,340,028	$1,340,028
Embedded derivative liabilities	-	-	2,044,103	2,044,103
Total liabilities at fair value	$-	$-	$3,384,131	$3,384,131

			Fair Value Measurements
			as of September 30, 2025
	Level 1	Level 2	Level 3	Total
Financing warrants	$-	$-	$614,680	$614,680
Total liabilities at fair value	$-	$-	$614,680	$614,680

Valuation Techniques and Significant Unobservable Inputs (Level 3)

For the warrants described below fair value is determined at each measurement date using a probability weighted scenario model that requires management to estimate the probability of settlement outcomes, including scenarios where an event fails to occur and therefore the warrant cannot be exercised. To value these outcomes, the Company must estimate the underlying preferred round valuation that provides the basis for the number of warrant shares that will be received by the holder and various inputs to a probability weighted scenario model.

Financing Warrants

The Company’s Financing warrants for the six months ended March 31, 2026 and 2025, respectively, are classified as derivative liabilities under ASC 815-40 because the settlement share counts are variable, causing the instruments to fail the fixed-for-fixed criteria required for equity classification. Fair value is determined at each measurement date using the probability weighted scenario model, which is considered to be a Level 3 fair value measurement. Key assumptions include:

	As of
	March 31,	September 30,
Assumptions	2026	2025
Risk free interest rate	3.72%	3.60%
Expected term	0.5	2.0
Expected volatility	60%	70%
Exercise Price of Warrant	$0.01	$0.01
Common stock fair value per share	$3.86	$1.84

Expected volatility is estimated using annualized historical volatility of a selected peer group of comparable publicly traded companies. The most sensitive nature of estimates in the above valuations is the fair value of an underlying qualified round and the probability of events considered.

Embedded Derivative Liabilities — Bridge Notes

The Company’s convertible notes contain embedded conversion features that require bifurcation as separate derivative instruments under ASC 815-15, as the economic characteristics and risks of the conversion feature are not clearly and closely related to the host debt instrument. The fair value of these embedded derivatives is estimated by using a with-and-without methodology: the convertible note is valued in its entirety (with the embedded conversion feature), and then without it, with the difference representing the fair value of the bifurcated derivative. The without scenario applies a credit-adjusted discount rate reflecting the Company’s estimated standalone borrowing cost absent the conversion feature and consideration of outcomes including default. In addition, the with scenario contemplates the probability of various conversion events defined by the underlying agreement, timeline to conversion, or default event based on the circumstances during each of the reporting dates.

	As of
	March 31,	September 30,
Assumptions	2026	2025
Discount rate	149.10%	-
Probability of qualifying financing event	85.00%	-
Probability of default	15.00%	-
Expected term of events	0.18 - 0.51	-

Level 3 Roll-Forward

The following table presents the changes in Level 3 financial liabilities measured at fair value using significant unobservable inputs on a recurring basis for the six months ended March 31, 2026 and year ended September 30, 2025:

	Warrant Liabilities	Embedded Derivatives	Total
Balance as of September 30, 2025	$614,680	$-	$614,680
Issuances	-	2,044,103	2,044,103
Changes in fair value recognized in earnings	725,348	-	725,348
Balance as of September 30, 2024	1,340,028	2,044,103	3,384,131

Changes in fair value related to the derivative and warrant liabilities are reported as separate line items on the statements of operations. Gains and losses attributable to instruments still held at period end are included within this line item for each period presented.

5. Property, Plant and Equipment, net

Property and equipment, net consists of the following:

	As of
	March 31,	September 30,
	2026	2025
Computer equipment	$129,092	$123,812
Furniture and fixtures	88,335	88,335
Software	150,757	150,757
Construction in process	844,228	374,792
Equipment and machinery	261,949	261,949
Drone and landing pads	729,408	729,409
Leasehold improvements	77,514	77,514
Property, plant, and equipment, gross	2,281,283	1,806,568
Accumulated depreciation	(1,312,573)	(1,186,071)
Property, plant, and equipment, net	$968,710	$620,497

Depreciation expense was $126,504 and $51,426 in the six months ended March 31, 2026 and 2025, respectively.

Construction in process consists of parts inventory for drone manufacturing and is not subject to amortization until the finished good drone is placed into service.

6. Convertible Notes and Non-Convertible Promissory Notes

The Company accounts for convertible promissory notes in accordance with ASC 470, Debt. Upon issuance of convertible notes with detachable warrants or other freestanding instruments, the Company allocates the total proceeds among the individual instruments based on their relative fair values at the date of issuance if all instruments are classified as equity or using the residual method if any instrument is classified as a liability.

Unamortized debt discount is presented as a direct reduction of the related notes payable on the consolidated balance sheet and is amortized to interest expense over the term of the note using the effective interest method.

2023 Convertible Notes

On July 31, 2023, the Company entered into a Note and Warrant Purchase Agreement (the “July 2023 NPA”) with multiple accredited investors. The July 2023 NPA authorized the issuance of convertible promissory notes (the “2023 Notes”) in an aggregate principal amount not to exceed $8,000,000, together with freestanding warrants to purchase shares of the Company’s common stock (the “Change of Control” and the “Conversion Warrants”). The Company issued $8,000,000 in total principal. The 2023 Notes are unsecured obligations of the Company.

The 2023 Notes bore interest at 8% per annum, and were originally scheduled to mature on July 31, 2025. The 2023 Notes were convertible into shares of the Company’s preferred stock upon certain triggering events, including a qualified financing, a change of control, an initial public offering, or at maturity at the election of the holders.

The Company concluded that the embedded conversion feature in the 2023 Notes required bifurcation as a derivative liability under ASC 815-15. The bifurcated derivative was recorded at fair value at issuance, with the resulting debt discount amortized to interest expense using the effective interest method. Subsequent changes in fair value were recognized in the statements of operations prior to extinguishment as described below. See Note 4 — Fair Value Measurements.

Each 2023 Note was issued with a freestanding Change of Control and Conversion Warrant to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. The Change of Control and Conversion Warrants are classified as derivative liabilities and measured at fair value through earnings. See Note 7 — Derivative Liabilities and Note 4 — Fair Value Measurements.

On July 18, 2025, the Company and the holders of more than 50% of the aggregate outstanding principal amount of the 2023 Notes executed an Omnibus Amendment to the July 2023 NPA. The 2023 NPA Amendment restructured the conversion mechanics of the 2023 Notes including reducing the threshold for automatic conversion from $20,000,000 to $1,000,000 in preferred stock proceeds.

On July 28, 2025, the Company and the Majority in Interest of Investors executed Omnibus Amendment No. 2 to Convertible Promissory Notes (the “July 28 Amendment”), effective as of that date. The July 28 Amendment’s sole substantive modification was to extend the maturity date of all 2023 Notes from July 31, 2025 to September 15, 2025.

The Company evaluated the July 18 Amendment and July 28 Amendment (collectively, the “July 2025 Amendments”) under ASC 470-60 and concluded that the amendments constitute a troubled debt restructuring. At the time of the amendments, the Company was experiencing recurring operating losses, negative operating cash flows, and was unable to repay the 2023 Notes in cash at maturity without the benefit of the amended conversion terms. The Company determined that the reduction in the conversion threshold from $20,000,000 to $1,000,000, together with the maturity extension to September 15, 2025, represented a concession that would not have been available from a market-rate lender given the Company’s financial condition. Because the aggregate undiscounted future cash flows under the restructured terms exceeded the carrying amount of the 2023 Notes at the amendment date, no gain on debt restructuring was recognized.

On September 2, 2025, upon consummation of the qualifying Series B-3 financing (Note 9), the outstanding principal of $8,000,000 and accrued interest of $1,191,035 on the 2023 Notes automatically converted into 3,419,398 shares of Series B-4 Preferred Stock. The Company did not accrue interest from the period June 20, 2025 to the date of the qualifying preferred stock financing as per the Series B-3 financing agreement. Upon conversion, the associated fair value of the embedded derivative liability of $21,302,850 was converted to the carrying value of the preferred stock. No balance remains as of September 30, 2025.

2024 Convertible Notes

On June 14, 2024, the Company entered into a Note Purchase Agreement (the “June 2024 NPA”) with multiple accredited investors, authorizing the issuance of convertible promissory notes (the “2024 Notes”) in an aggregate principal amount not to exceed $10,000,000. The Company issued $1,581,192 in aggregate principal under the June 2024 NPA through the period ended September 30, 2024 and an additional $400,000 in October 2024. The 2024 Notes bore interest at 8% per annum, and were originally scheduled to mature on June 14, 2027. The 2024 Notes were convertible into shares of the Company’s preferred stock upon certain triggering events, including a qualified financing, a change of control, an initial public offering, or at maturity at the election of the holders.

The Company concluded that the embedded conversion feature in the 2024 Notes requires bifurcation as a derivative liability under ASC 815-15. The bifurcated derivative was recorded at fair value at issuance, with the resulting debt discount amortized to interest expense using the effective interest method. Subsequent changes in fair value are recognized in the statements of operations. See Note 4 — Fair Value Measurements.

On July 18, 2025, the Company and the holders of more than 50% of the aggregate outstanding principal amount of the 2024 Notes executed an Omnibus Amendment to Note Purchase Agreement and Convertible Promissory Notes and Warrant Agreement (the “2024 NPA Amendment”). The 2024 NPA Amendment restructured the conversion mechanics of the 2024 Notes on substantially the same terms as the 2023 NPA amendment, including reducing the threshold for automatic conversion from $20,000,000 to $1,000,000 in preferred stock proceeds. In connection with the 2024 NPA Amendment, the Company issued freestanding warrants to purchase shares of the Company’s Voting Common Stock to each investor (the “Conversion Warrants”). The Conversion warrants have the same mechanics as the previous ones issued in connection with the July 2023 NPA. These warrants have an exercise price of $0.01 per share, a variable share count based on the lowest price per share in the triggering financing, and expire on July 18, 2035. They are classified as derivative liabilities and measured at fair value through earnings. See Note 7 — Derivative Liabilities and Note 4 — Fair Value Measurements.

The 2024 NPA Amendment was accounted for as an extinguishment under ASC 470-50 as the present value of modified debt’s cash flows exceeded the present value of the original debt’s remaining cash flows by more than 10% at the time of the amendment. The Company recorded a gain of $1,809,058 on the extinguishment for the period ended September 30, 2025.

On September 2, 2025, upon consummation of a qualifying preferred stock financing, the outstanding principal of $1,981,192 and accrued interest of $138,193 on the 2024 Notes automatically converted into 551,935 shares of Series B-5 Preferred Stock. The Company did not accrue interest from the period June 20, 2025 to the date of the qualifying preferred stock financing as per the September 2, 2025 agreement. Upon conversion, the associated fair value of the embedded derivative liability of $3,438,555 was converted to the carrying value of the preferred stock.

Non-Convertible Promissory Notes

On January 3, 2025, the Company entered into the Note and Warrant Purchase Agreement (“January 2025 NPA”) pursuant to which it agreed to issue secured promissory notes (the “2025 Notes”) and accompanying warrants (see Note 7) to purchase shares of Common Stock to a series of accredited investors. The Company issued $2,000,000 in aggregate principal under the January 2025 NPA and an additional $2,176,510 through August 2025. The 2025 Notes bore interest at 20% per annum, and were originally scheduled to mature on December 31, 2025. See Note 15 – Subsequent events.

On August 8, 2025, the Company and the holders of more than 50% of the aggregate outstanding principal amount of the 2025 Notes executed an Omnibus Amendment to the January 2025 NPA. The Amendment increased the interest rate to 25% for all the promissory note holders. Also, it added an investor cancellation right in which if an Equity Financing occurs on or prior to the maturity date, each investor has the right, at the investor’s option, to cancel the outstanding principal and all accrued interest in exchange for shares of preferred stock at the per-share price paid by other new money purchasers in the equity financing.

The Company evaluated the August 8, 2025 amendment and concluded a substantive conversion option was added, which was the Investor Cancellation Right. This right allows investors to convert their debt into equity upon an equity financing. This feature benefits the investors by providing optionality. It does not reduce the debtor’s interest burden, extend time to payment, or otherwise improve the debtor’s financial position. The feature was entirely absent at issuance. Its addition fundamentally changes the character of the instrument from pure debt to debt with an equity conversion pathway. Given at the time of the amendment , the Company was closing it’s B-3 preferred round, it was determined the cancellation right is a substantive conversion option and under ASC 470-50-40-10, the modification is treated as an extinguishment.

The carrying value of the 2025 Notes was $4,176,510 as of March 31, 2025. The principal payment of $4,176,510 is due on December 31, 2025.

Interest expense recognized on the convertible notes and promissory notes, including amortization of debt discount, was $974,295 and $2,118,140 for the years ended March 31, 2026 and 2025, respectively.

2025 Convertible Promissory Notes

On March 3, 2026, Matternet issued senior secured convertible promissory notes (the “Bridge Notes”) in an aggregate principal amount of $6,000,000 to accredited investors. The Bridge Notes bear interest at 10% per annum (accruing, payable at maturity), mature on September 3, 2026, and are secured by a first-priority lien on all of Matternet’s assets. The notes contain a mandatory conversion feature triggered upon the closing of a specified transaction and a forgiveness of accrued interest upon conversion. The Bridge Notes also entitle holders to contingently issuable warrants upon certain closing conditions.

Upon the closing of a specified transaction (as defined in the Bridge Note agreements), the outstanding principal amount of the Bridge Notes will automatically convert into equity securities of the Company (or a successor entity) at a conversion price equal to 80% of the offering price applicable to such transaction (the “Conversion Price”). Accrued and unpaid interest is forgiven upon conversion and will not be settled in cash or equity. If the specified transaction does not close, the Bridge Notes remain outstanding and are repayable in cash at maturity.

The conversion feature is classified as derivative liability and measured at fair value through earnings. See Note 7 — Derivative Liabilities and Note 4 — Fair Value Measurements.

Upon the closing of the specified transaction described above, each Bridge Note holder will receive warrants (the “Bridge Warrants”) to purchase a number of shares of common stock equal to 100% of the shares initially issuable upon conversion of such holder’s Bridge Notes, at an exercise price equal to the offering price of the specified transaction, with a five-year term. The Bridge Warrants include price-based weighted average anti-dilution protection, subject to customary exceptions, and customary adjustment provisions. The obligation to issue Bridge Warrants is contingent on closing of the specified transaction and does not give rise to a separately recognized liability as of March 31, 2026.

7. Derivative Liabilities

Freestanding Warrants

The Company has issued convertible promissory notes and freestanding warrants in connection with several financing transactions. Certain of these instruments are required to be classified and measured as derivative liabilities under ASC 815, Derivatives and Hedging. All derivatives are classified as current or non-current liabilities based on the anticipated settlement date and are remeasured at fair value at each balance sheet date, with changes in fair value recognized in the statement of operations.

The Company has issued four series of freestanding warrants in connection with its note financing arrangements, each classified as a derivative liability and measured at fair value at each reporting date, with changes recognized in the statement of operations.

In connection with the July 2023 NPA), the Company issued Change of Control warrants (“CoC Warrants”) to noteholders. The number of shares issuable under each CoC Warrant was variable, determined by a formula based on the implied equity value of the Company upon a Change of Control, causing the warrants to fail the fixed-for-fixed test under ASC 815-40-15. The initial fair value of the CoC Warrants recorded as a discount to the note was $71,822. The CoC Warrants expired on January 31, 2025 without being exercised, and the related derivative liabilities were derecognized with a corresponding gain recognized in the fiscal year ended March 31, 2025.

Concurrently with the July 2023 NPA notes, the Company issued Conversion Financing warrants (the “CW-Series Warrants”) to each noteholder. Each CW-Series Warrant entitled the holder to receive shares of common stock upon a Qualified Financing, with the number of shares determined by dividing a fixed dollar amount by the Qualified Financing share price — a variable quantity contingent on a future financing event. The variable share count caused these warrants to fail the fixed-for-fixed test under ASC 815-40-15, requiring derivative liability classification from inception. The initial fair value of the CW-Series Warrants recorded as a discount to the note was $641,592. On September 2, 2025, upon conversion of the July 2023 NPA notes into Preferred Stock, the CW-Series Warrants were net exercised into common stock shares and the related warrant liabilities were derecognized with reclassification to additional paid-in capital.

On July 18, 2025, in connection with the July 2025 Omnibus Amendment to the July 2024 NPA, the Company issued additional warrants (the “Conversion Warrants”) to noteholders as consideration for the amendment. Each warrant entitles the holder to receive shares of common stock equal to 50% of the holder’s outstanding principle divided by the price per share in a future Qualified Financing, at an exercise price of $0.01 per share. The variable share count requires derivative liability classification under ASC 815-40-15, consistent with the CW-Series Warrants. The initial fair value of the Conversion Warrants recorded as a discount to the note was $152,121. These warrants were net exercised on September 2, 2025 concurrently with the note conversion, and the related warrant liabilities were derecognized with reclassification to additional paid-in capital.

In connection with the January 3, 2025 Note and Warrant Purchase Agreement (the “January 2025 NPA”), the Company issued freestanding warrants (the “Financing Warrants”) to noteholders across multiple closings from January through August 2025, with aggregate notes of approximately $4.2 million issued. Each Financing Warrant entitles the holder to receive shares of common stock with a value equal to a specified multiple of the holder’s note principal, determined based on the price per share in a future Qualified Financing, at an exercise price of $0.01 per share. The variable share count causes these warrants to fail the fixed-for-fixed test under ASC 815-40-15, requiring derivative liability classification. The initial fair value of the Financing Warrants recorded as a discount to the note was $95,291. The fair value at each closing was recognized as a debt discount on the related promissory notes. As of September 30, 2025, the Financing Warrants remain outstanding and are carried at fair value.

The fair value measurements of the Company’s freestanding warrants, including the valuation methodology, significant unobservable inputs, and Level 3 roll-forward, are disclosed in Note 4— Fair Value Measurements.

Embedded Derivative Liabilities

The Company’s convertible promissory notes issued under the July 2023 NPA and June 2024 NPA contained embedded conversion features that required bifurcation as derivative liabilities under ASC 815-15. Each conversion feature functioned as a share-settled redemption feature — the holder received a variable number of shares with an aggregate value in excess of principal, which meets the definition of a derivative. Each bifurcated derivative was recognized at fair value at issuance, with the residual proceeds allocated to the debt host at amortized cost, and remeasured at fair value at each reporting date with changes recognized in the statement of operations.

The July 2023 NPA notes bore interest at 8% per annum and provided for conversion into Preferred Stock upon a Qualified Financing, Non-Qualified Financing, Change of Control, or IPO. The conversion price was the lesser of (i) 80% of the lowest price per share in the applicable financing (a 20% discount) or (ii) $100,000,000 divided by the Fully Diluted Capitalization immediately prior to such financing. The variable conversion price and resulting variable share count require bifurcation of the conversion feature as a derivative liability under ASC 815-15.

On July 28, 2025, the Qualified Financing threshold was reduced from $20.0 million to $1.0 million as part of the July 2025 Omnibus Amendment, which affected the fair value of the embedded derivative but did not change the bifurcation conclusion. On September 2, 2025, the notes converted into Shadow Preferred Stock in connection with a Qualified Financing, and the embedded derivative liability was derecognized with reclassification to additional paid-in capital.

The June 2024 NPA notes bear interest at 8% per annum, mature June 14, 2027, and provide for conversion into Shadow Preferred Stock upon a Qualified Financing, Non-Qualified Financing, Change of Control, or IPO. The conversion price is the lesser of (i) 85% of the lowest price per share in the applicable financing (a 15% discount) or (ii) $125,000,000 divided by the Fully Diluted Capitalization immediately prior to such financing. Consistent with the July 2023 NPA analysis, the variable conversion price required bifurcation of the conversion feature as a derivative liability under ASC 815-15.

In connection with the Bridge Notes issued in March 3, 2026, a conversion feature exists that will automatically convert into equity securities of the Company (or a successor entity) at a conversion price equal to 80% of the offering price applicable to such transaction. Accrued and unpaid interest is forgiven upon conversion and will not be settled in cash or equity. The mandatory conversion feature and the associated 20% discount to the transaction offering price represent an embedded derivative that is not clearly and closely related to the debt host instrument and requires bifurcation under ASC 815-15.

The fair value measurements of the Company’s derivative liabilities, including the valuation methodology, significant unobservable inputs, and Level 3 roll-forward, are disclosed in Note 4— Fair Value Measurements.

8. Stock-based Compensation

Stock-based compensation expense is classified based on the cost center to which the award holder belongs. The remaining shares available for issuance under the 2011 Equity Incentive Plan was 1,754,852 as of March 31, 2026. The Company recorded stock-based compensation expense in the consolidated statements of operations as follows (in thousands):

	Six Months Ended
	March 31,
	2026	2025
Research and development	$95,704	$117,929
General and administrative	353,668	243,830
Total stock-based compensation expense	$449,372	$361,759

Stock-based compensation expense for stock options of $449,372 and $361,759 for the six months ended March 31, 2026 and 2025, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to approximately $1,454,969 as of March 31, 2026, which will be recognized over a weighted average period of 2.16 years.

A summary of information related to stock options for the six months ended March 31, 2026 is as follows:

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of September 30, 2025	4,514,863	$1.37
Granted	838,000	1.97
Exercised	(25)	1.08	$70
Forfeited/expired	(93,352)	1.40
Outstanding as of March 31, 2026	5,259,486	1.47	$12,586,779

Exercisable as of March 31, 2026	3,686,131	$1.41	$9,046,741
Exercisable and expected to vest at March 31, 2026	5,259,486	$1.47	$12,586,779

As of March 31, 2026, the weighted average duration to expiration of outstanding options was 6.68 years.

9. Convertible Preferred Stock

All series of the Company’s redeemable convertible preferred stock are classified as mezzanine (temporary) equity pursuant to ASC 480-10-S99, as redemption is contingent upon deemed liquidation events that are outside the Company’s control. No accretion has been recorded as redemption is not probable.

On September 2, 2025, the Company entered into a Series B-3 Preferred Stock and Warrant Purchase Agreement (the “Series B-3 financing”) which involved the issuance of three classes of preferred stock (Series B-3, Series B-4, and Series B-5), Non-Voting Common Stock warrants (see Note 10), and the conversion of previously outstanding convertible promissory notes (See Note 6). The financing involved 3 components: 1) issuance of B-3 preferred stock which resulted in proceeds of $1,339,478; 2) issuance of Series B-4 preferred stock through the conversion of the 2023 convertible notes of $9,191,035; 3) issuance of Series B-5 preferred stock through the conversion of the 2024 convertible notes of $2,119,835. As part of the Series B-3 financing, an entity affiliated with a member of the Company’s Board of Directors invested $744,999 in the offering.

In connection with the financing, the Company amended its certificate of incorporation to include a pay-to-play provision. Holders of existing preferred stock who did not participate in the financing were automatically converted into non-voting common stock at a 15:1 ratio. The Company determined this provision was substantive for non-participating holders and accounted for the conversion as an extinguishment. For participating holders, the modification was not substantive. For participating holders whose preferred stock was not converted, the Company determined that the modification did not result in a substantive change because the pay-to-play condition was satisfied and is now moot for these holders. On November 1, 2025, certain holders of the Series Seed through Series B-2 converted their convertible preferred shares to non-voting common stock at a 15:1 ratio. See statement of stockholders deficit.

During the six months ended March 31, 2026, in connection with the Series B-3 financing, the Company issued an additional 701,349 shares of Series B-3 preferred stock which resulted in proceeds of $3,899,698, net of debt issuance costs. Of the aggregate $3,899,698 investment, approximately $2,140,992 related to investments made by parties determined to be related parties.

As of March 31, 2026, preferred stock was made up of the following:

Series	Original Issue Price	Liquidation Preference/Share	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Common Stock Issuance Upon Conversion	Liquidation Preference
Series Seed	2.62	2.62	2,500,435	615,092	$1,525,824	615,092	$1,616,887
Series A	3.40	3.40	4,883,780	139,679	265,935	139,679	475,363
Series A-2	5.33	5.33	1,918,688	398,665	2,124,884	398,665	2,124,884
Series B-1	8.23	8.23	5,494,038	2,643,172	21,626,220	2,643,172	21,753,306
Series B-2	9.40	9.40	11,921	4,783	44,960	4,783	44,960
Series B-3	6.23	6.23	3,206,844	916,106	5,239,129	916,106	5,713,433
Series B-4	2.68	2.68	3,419,398	3,419,398	30,493,849	3,419,398	9,191,000
Series B-5	3.83	3.83	551,935	551,935	5,557,908	551,935	2,119,353
Total			21,987,039	8,688,830	$66,878,709	8,688,830	$43,039,186

Upon a liquidation, dissolution, or deemed liquidation event, each holder receives the greater of (i) the Original Issue Price plus declared but unpaid dividends, or (ii) the as-converted value, with all series ranking pari passu. Dividends are non-cumulative and none have been declared or paid in any period presented. Each share auto-converts into fully-paid, non-assessable shares of Voting Common Stock at the applicable conversion rate being either; (1) Immediately before a qualified IPO in which the Company raises at least $40 million in gross proceeds and its shares are listed on Nasdaq, the NYSE, or another approved exchange; or (2) Upon written request by holders of a majority of the outstanding Preferred Stock (on an as-converted basis), effective at the time specified in the request.

10. Equity

Common Stock

The Company is authorized to issue 39,000,000 shares of common stock, $0.0001 par value per share. As of March 31, 2026, 6,322,279 shares were issued and outstanding. Each share of common stock entitles the holder to one vote per share. Holders of common stock are entitled to receive dividends if and when declared by the Board of Directors. No dividends were declared or paid during the years ended March 31, 2026 and September 30, 2025.

Additionally, the Company is authorized to issue 1,000,000 shares of common stock which is considered non-voting at $.0001 par value per share. As of March 31, 2026, 736,647 shares were issued and outstanding.

Warrants

In connection with the September 2, 2025 Series B-3 financing, the Company issued CWNV warrants equal to 33% of Series B-3 shares purchased by each pro rate purchaser at an exercise price of $0.01 per share. The warrants expire at the earlier of (a) June 20, 2035; (b) change of control; (c) IPO. There were up to 1,000,000 warrant shares authorized. The warrants were determined to be equity-classified instruments in accordance with ASC 815-40, as they are indexed to the Company’s own stock and meet all equity classification conditions. As of March 31, 2026, 183,546 warrants remained outstanding and unexercised.

CWNV Warrants
Balance at September 30, 2025	29,357
Granted	157,025
Exercised	(2,836)
Balance at March 31, 2026	183,546

Redeemable Convertible Preferred Stock

The Company’s Series Seed, Series A, Series B-1, Series B-2, Series B-3, Series B-4, and Series B-5 redeemable convertible preferred stock are classified outside of permanent stockholders’ equity (deficit) on the consolidated balance sheets in accordance with ASC 480-10-S99 and SEC Staff guidance (ASR 268), as the shares are redeemable upon the occurrence of certain deemed liquidation events outside the Company’s control. See Note 9 on Redeemable Convertible Preferred Stock.

11. Commitments and contingencies

Lease – Right of Use Asset and Liability

The Company leases its facilities, which include office and R&D space, under non-cancelable lease agreements with terms expiring in November 2026. Certain of these arrangements have free rent and escalating rent payment provisions. Under such arrangements, the Company recognizes an ROU asset and lease liability on the consolidated balance sheets. Lease costs are recognized on a straight-line basis over the non-cancelable lease term.

The following summarizes the cash flow and noncash information related to the operating leases (in thousands):

Total lease expense was $305,652 and $181,958 for the periods ended March 31, 2026 and 2025, respectively.

	Six Months Ended
	March 31,
	2026	2025
Operating cash flows paid for operating leases	$302,625	$194,408
Right-of-use assets obtained in exchange for operating lease obligations	-	-
Total rent (lease) expense	$305,652	$181,958

Weighted average lease terms and discount rates were as follows:

	As of
	March 31,	September 30,
	2026	2025
Weighted-average remaining lease term (in years)	0.67	1.17
Weighted-average discount rate	9.25%	9.25%

Other Commitments

From time to time, the Company is a party to litigation and subject to claims incidental to its business. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of ongoing matters will not have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense and settlement costs, diversion of management resources, and other factors. At each reporting period, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable, requiring recognition of a loss accrual, or whether the potential loss is reasonably possible, requiring disclosure. Legal fees are expensed as incurred.

12. Segment information

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other components. For reviewing the operational performance of the Company and for the purpose of allocating resources, the Chief Operating Decision Maker (“CODM”) of the Company, identified as the Chief Executive Officer, reviews the consolidated results as a whole. The CODM considers the Company a single operating and reportable segment, when monitoring operations, making decisions on capital and investment allocations and evaluating performance.

The accounting policies of the Segment are the same as those described in the summary of significant accounting policies. Financial information for the Segment is consistent with the financial information presented in these consolidated financial statements. Significant segment expenses that are provided to CODM on a regular basis and are included within reported measure of segment profit or loss are research and development and general and administrative. Other segment items are represented by change in fair value of derivative and warrant liabilities and interest expense.

The Statements of Operations for six months ended March 31, 2026 and 2025, reflect the significant segment expenses and other segment items, as well as the balance sheets as of March 31, 2026 and 2025, for the one reportable segment.

13. Related Party

In connection with the January 2025 NPA, the Company issued secured promissory notes and warrants to Emmanuel Raptopoulos in an arms-length transaction during the year ended September 30, 2025. The principal amount of the notes were $726,510 in aggregate with an initial interest rate of 20% and maturity date of December 31, 2025 and have similar terms as the other note holders of the January 2025 NPA. In addition, the warrants issued were the financing warrants as described in Note 6 with similar term as other warrant holders. As of September 30, 2026, the notes were outstanding in full.

In connection with the July 2023 NPA, the Company issued convertible notes and warrants to Olympic Investments, Inc. and 5G Ventures S.A., 5% holders, for $1,500,000, which bore interest at 8% per annum and was originally scheduled to mature on July 31, 2025 (See Note 4). The note and warrants had similar terms as the other note holders of the July 2023 NPA. The note and warrant converted to convertible preferred stock on September 2, 2025.

Refer to Note 9 for additional information regarding the related party equity investment associated with the Series B-3 financing.

14. Subsequent events

The Company has evaluated subsequent events through May 12, 2026, the date the financial statements were available to be issued, and has not identified events requiring disclosure.